FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. REPORTS FOURTH QUARTER
AND 2008 RESULTS

NAPLES, FL. March 12, 2009 – TIB Financial Corp. (NASDAQ: TIBB), parent company of TIB Bank, The Bank of Venice and Naples Capital Advisors, leading financial services providers serving the greater Naples, Bonita Springs and Fort Myers area, South Miami-Dade County, the Florida Keys and Sarasota County, today reported a net loss for the three months ended December 31, 2008 of $13.3 million compared to a net loss of $6.5 million for the fourth quarter of 2007. On a per common share basis, the net loss was $0.93 for the 2008 quarter, compared to a net loss of $0.49 for the comparable 2007 quarter. The net loss for the fourth quarter was primarily due to the provision for loan losses of $15.1 million and $4.2 million in non-cash charges relating to the other than temporary impairment of investment securities. For the year, the Company’s 2008 net loss totaled $20.9 million, or $1.49 per common share, and reflects a $28.2 million provision for loan losses.

TIB Financial reported total assets of $1.61 billion as of December 31, 2008, an increase of 11% from December 31, 2007. Total loans increased $95.7 million, or 8%, to $1.22 billion compared to $1.13 billion at December 31, 2007. Total deposits of $1.14 billion as of December 31, 2008 increased $85.7 million, or 8%, from December 31, 2007.

“The fourth quarter brought a deepening of the economic downturn on a national and local basis and significantly increased the challenges presented by the current operating environment. The markets we serve continue to be among the most severely impacted in the country. The shocks have continued to spread economic stress to consumers and local businesses. Acknowledging these rising challenges and looking into the future, we elected to participate in the United States Treasury’s Capital Purchase Program resulting in the sale of $37 million of preferred stock and common stock warrants” said Thomas J. Longe, Chairman and CEO. “This additional capital raised in December allows us to remain highly competitive, enhances our well capitalized status for regulatory purposes, provides the added capital strength to support our continued growth and increases our capacity to provide new loans to creditworthy individual and commercial customers.

“As we move into 2009, it is important to note that having raised $47 million of additional capital in 2008, the holding company, TIB Bank and The Bank of Venice are each well capitalized for regulatory purposes. We continue to focus on our new business initiatives and strategic plan, improvement of operating performance and resolving our nonperforming assets. December also marked the implementation of our newly granted authority to provide trust services complementing our growing wealth management and investment advisory services,” continued Longe.

Significant developments are outlined below.

•
Our expanded complement of residential mortgage loan officers generated $154.4 million of residential mortgages during the year and our residential loan portfolio increased $13.9 million during the quarter. Our commercial loan officers generated over $100 million of commercial loans during 2008 resulting in an increase of $47.8 million. Combined we made over $250 million in residential and commercial loans throughout our markets in Southwest Florida and the Florida Keys.

•
Under challenging and declining investment markets, Naples Capital Advisors continued to establish new investment management accounts increasing the market value of assets under management by the firm to $95 million as of quarter end.

•	During the fourth quarter, our focus on generating core deposits resulted in $26.4 million of new lower cost deposits.
•
Our indirect auto loan portfolio declined $9.6 million during the quarter to $82.0 million, or 7% of total loans. While non-performing loans in this business segment increased to $1.9 million in comparison to $1.3 million at September 30, 2008, charge-offs during the quarter declined 15% to $2.3 million, compared to $2.7 million in the third quarter. Repossessed vehicles were relatively unchanged at $601,000.

•
The net interest margin declined to 2.85% during the quarter in comparison to the 3.18% in the third quarter due to the higher level of nonaccrual loans, which reduced the margin by 21 basis points, the impact of aggressive Federal Reserve monetary policy actions including unprecedented interest rate cuts and continued elevated deposit pricing competition through the majority of the quarter. Deposit pricing has begun to moderate in early 2009.

Credit Quality
Total nonaccrual loans increased $12.8 million during the quarter to $39.8 million and approximately $25.9 million of loans were placed on nonaccrual during the quarter. Partially offsetting this increase were $3.2 million of loans returned to accrual status, $1.0 million of principal paid down, $6.5 million of loans charged off and $2.9 million of loans foreclosed.

Of the loans placed on nonaccrual during the quarter, $18.3 million related to four, primarily commercial, real estate loan relationships. The largest of these relationships, a $6.5 million commercial real estate construction loan for the development and sale of seven luxury condominiums, matured in September 2008. As discussed in our September 30, 2008 Form 10-Q, while in the process of negotiating a renewal of this loan, the borrower suffered a medical emergency resulting in a delay of the negotiations of the renewal. At this time, we continue to work with representatives of the borrower but are unable to determine whether we will be able to successfully negotiate the renewal of the loan. The construction is complete and the units are currently being marketed. The second largest relationship, approximately $5.5 million, includes both residential and commercial real estate and we are in the process of foreclosure. We currently lease and use in our operations a significant portion of the commercial property. The third largest relationship, approximately $5.0 million, is comprised of a family of nationally franchised restaurants in southwest Florida where the principals entered bankruptcy reorganization during the first quarter of 2009. The fourth largest relationship is comprised of loans on an office building, totaling $1.3 million, which were restructured during the fourth quarter but remain on non-accrual.

Of the $2.9 million in loans foreclosed during the fourth quarter, $2.4 million represented a commercial property which we intend to use in our operations to consolidate other leased facilities. These leases expire during 2009. This property was transferred to fixed assets during the quarter.

In response to the increase in non-performing loans, continuation of overall growth of the loan portfolio, further contraction of economic activity in local markets and increased net charge–offs, the fourth quarter results include a provision for loan losses of $15.1 million. The provision reflects net charge-offs of $9.4 million and an increase in the reserve for loan losses of $5.7 million, to $23.8 million, or 1.94% of loans at December 31, 2008.

Investment Securities
As previously described in the Annual Report on Form 10-K for 2007, the Company owns three collateralized debt obligation investment securities aggregating $10.0 million  in par value that were written down by $3.9 million during the fourth quarter of 2007 to $6.1 million as of December 31, 2007. They were written down further to $5.2 million at June 30, 2008. As of December 31, 2008, the estimated fair value of these securities declined further due to the occurrence of additional defaults by certain underlying issuers and changes in the cash flow and discount rate assumptions used to estimate the value of these securities. During the fourth quarter of 2008, the Company concluded that the further decline in value was other than temporary under generally accepted accounting principles and wrote-down these investment securities by an additional $4.1 million to their estimated fair value of $763,000.

Detailed Financial Discussion
The higher net loss for the fourth quarter of 2008 compared to the net loss for the fourth quarter of 2007 was due to the increased provision for loan losses, higher non-interest expenses and a lower net interest margin and net interest income. TIB Financial’s results of operations during 2008 include the operations of The Bank of Venice and Naples Capital Advisors subsequent to their acquisitions on April 30, 2007 and January 2, 2008, respectively.

Our provision for loan losses of $15.1 million reflects net charge-offs of $9.4 million and an increase in the allowance for loan losses of $5.7 million. As uncertainty and turmoil in the U.S. and global financial markets intensified and the downturn of national and local economies became more pronounced, we significantly elevated the quantitative and qualitative factors used in estimating our allowance for loan losses. As of December 31, 2008, non-performing loans were $39.8 million or 3.25% of loans, an increase from the $27.0 million and 2.20% of loans as of September 30, 2008.

The allowance for loan losses increased to $23.8 million, comprising 1.94% of total loans, resulting from our provision for loan losses exceeding net charge-offs for the quarter by 61%. Net charge-offs during the quarter increased to 3.02% of average loans on an annualized basis compared to 1.10% for the prior quarter, due primarily to the charge-down of non-performing loans to reflect more clearly measureable losses. Net charge-offs for the year were 1.64% of average loans.

The tax equivalent net interest margin of 2.85% for the three months ended December 31, 2008 decreased in comparison with the 3.18% net interest margin reported during the third quarter of 2008. The decline is primarily due to the impact of the higher level of non-performing loans during the fourth quarter coupled with the lag effect of deposits repricing subsequent to the aggressive 200 basis point reduction of short-term interest rates by the Federal Reserve. Additionally, the current economic environment continues to have a significant effect on our customers resulting in lower levels of transaction account balances in our markets, a preference by customers for higher yielding certificates of deposit and our continued reliance upon wholesale funding sources during the quarter. Due to the unsettled financial market and economic conditions, we have maintained a higher level of lower yielding short-term liquid assets and investment securities which has also reduced the net interest margin.

Non-interest income, excluding the effects of the write-down of investment securities in each period, was $1.5 million in the fourth quarter of 2008 compared to $1.4 million in the fourth quarter last year. The increase is due primarily to $141,000 of investment advisory fees generated by our Naples Capital Advisors subsidiary which was acquired during 2008. Higher deposit service charges partially offset lower fees due to lower sales of residential loans in the secondary market. A greater proportion of our residential mortgage loan production was retained in our portfolio.

During the fourth quarter of 2008, non-interest expense rose 24% to $14.1 million compared to $11.4 million for the fourth quarter of 2007. The fourth quarter 2008 non-interest expense includes approximately $524,000 attributable to our initiative in private banking, trust and wealth management that commenced in 2008 and includes $954,000 in expenses and write-downs related to other real estate owned and $1.4 million in operational losses related to the write off of a non-loan account receivable, which is the subject of litigation.

 During the fourth quarter of 2008, the Board of Directors of TIB Financial Corp. declared a 1% stock dividend which was distributed on January 10, 2009 to all TIB Financial Corp. common shareholders of record as of December 31, 2008.  The Board of Directors will continue to evaluate our dividend policy in light of current and expected trends in our financial performance and financial condition.

On February 13, 2009, the Company’s lead bank, TIB Bank, assumed all the non-brokered deposits of Riverside Bank of the Gulf Coast from the Federal Deposit Insurance Corporation.   In total, approximately $317 million of deposits and the operations of nine branches in southwest Florida in Naples, Cape Coral, Fort Myers and Venice were acquired. As a result of this assumption of deposits, we will pay off approximately $110 million of wholesale funding during the first quarter of 2009 and total assets are projected to increase by approximately $200 million.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.9 billion in total assets and 28 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral and Venice. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $95 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., visit www.tibbank.com,  www.bankofvenice.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Thomas J. Longe, Chairman and Chief Executive Officer at (239) 659-5857, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Quarter Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
Interest and dividend income	$21,223	$22,242	$21,777	$22,922	$23,863
Interest expense	10,504	10,566	10,368	12,066	12,513
NET INTEREST INCOME	10,719	11,676	11,409	10,856	11,350

Provision for loan losses	15,101	4,768	5,716	2,654	6,168

NON-INTEREST INCOME:
Service charges on deposit accounts	750	747	719	722	731
Fees on mortgage loans sold	154	176	213	232	220
Investment securities gain (loss), net	(4,221)	(126)	(1,912)	910	(5,660)
Investment advisory fees	141	153	136	125	-
Other income	421	497	475	472	439
Total non-interest income	(2,755)	1,447	(369)	2,461	(4,270)

NON-INTEREST EXPENSE:
Salaries & employee benefits	6,078	6,045	6,358	6,053	5,729
Net occupancy expense	2,168	2,171	2,186	2,014	2,052
Other expense	5,866	3,770	3,320	4,959	3,614
Total non-interest expense	14,112	11,986	11,864	13,026	11,395

Loss before income taxes	(21,249)	(3,631)	(6,540)	(2,363)	(10,483)
Income tax benefit	(7,994)	(1,435)	(2,506)	(918)	(3,985)
NET LOSS	$(13,255)	$(2,196)	$(4,034)	$(1,445)	$(6,498)
Income earned by preferred shareholders	165	-	-	-	-
Net loss allocated to common shareholders	$(13,420)	$(2,196)	$(4,034)	$(1,445)	$(6,498)

NET LOSS PER COMMON SHARE:	$(0.93)	$(0.15)	$(0.28)	$(0.11)	$(0.49)

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

	For the Quarter Ended
	December 31, 2008		September 30, 2008		June 30, 2008		March 31, 2008		December 31, 2007
Real estate mortgage loans:
Commercial	$658,516		$666,263		$646,223		$624,557		$612,084
Residential	205,062		191,132		173,729		128,191		112,138
Farmland	13,441		13,541		13,655		11,284		11,361
Construction and vacant land	147,309		155,465		156,706		159,377		168,595
Commercial and agricultural loans	71,352		65,987		67,234		70,170		72,076
Indirect auto loans	82,028		91,639		99,208		112,163		117,439
Home equity loans	34,062		30,141		27,535		22,619		21,820
Other consumer loans	11,549		11,291		12,597		10,121		12,154
Total loans	$1,223,319		$1,225,459		$1,196,887		$1,138,482		$1,127,667

Gross loans	$1,224,975		$1,227,181		$1,198,526		$1,139,993		$1,129,156

Net loan charge-offs	$9,353		$3,360		$4,945		$1,771		$2,808
Allowance for loan losses	$23,783		$18,035		$16,627		$15,856		$14,973
Allowance for loan losses/total loans	1.94%		1.47%		1.39%		1.39%		1.32%
Non-performing loans	$39,776		$26,985		$22,601		$26,870		$16,086
Allowance for loan losses/non-performing loans	60%		67%		74%		59%		93%
Non performing loans/gross loans	3.25%		2.20%		1.89%		2.36%		1.42%
Annualized net charge-offs/average loans	3.02%		1.10%		1.70%		0.63%		1.00%

Total interest-earning assets	$1,512,909		$1,466,454		$1,474,946		$1,410,981		$1,345,795
Other real estate owned	$4,323		$4,648		$5,037		$4,495		$1,846
Other repossessed assets	$601		$635		$2,706		$1,964		$3,136
Goodwill and intangibles, net of accumulated amortization	$8,170		$8,305		$8,463		$8,594		$7,458

Interest-bearing deposits:
NOW accounts	$142,291		$148,362		$185,770		$180,610		$161,878
Money market	102,486		130,910		162,943		180,207		176,900
Savings deposits	73,832		48,505		51,864		51,860		55,045
Time deposits	688,675		649,902		579,403		544,428		512,754
Non-interest bearing deposits	128,384		135,518		158,210		163,846		143,381
Total deposits	$1,135,668		$1,113,197		$1,138,190		$1,120,951		$1,049,958

Tax equivalent net interest margin	2.85%		3.18%		3.25%		3.13%		3.44%
(Loss) allocated to common shareholders / average assets	(3.35	) %	(0.56	) %	(1.07	) %	(0.39	) %	(1.83	) %
(Loss) on average equity	(48.77	) %	(8.77	) %	(15.77	) %	(5.83	) %	(26.17	) %
Non-interest expense/tax equivalent net interest income and non-interest income	176.36%		91.08%		107.05%		97.46%		159.06%

Average shares outstanding	14,358,743		14,352,312		14,342,892		13,414,258		13,139,422
End of quarter shares outstanding	14,457,708		14,453,416		14,453,416		14,426,710		13,169,961
Total equity	$121,114		$97,680		$99,149		$103,443		$96,240
Book value per common share	$6.10		$6.76		$6.86		$7.17		$7.31

Tier 1 capital to average assets	8.9%		7.6%		8.0%		8.5%		8.4%
Tier 1 capital to risk weighted assets	11.3%		9.4%		9.6%		10.5%		10.0%
Total capital to risk weighted assets	12.6%		10.7%		10.9%		11.7%		11.3%

Total assets	$1,610,114		$1,563,466		$1,578,821		$1,512,637		$1,444,739

TIB FINANCIAL CORP. AND SUBSIDIARIES
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Quarter Ended December 31, 2008			Quarter Ended December 31, 2007
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,230,518	$18,730	6.06%	$1,114,161	$21,243	7.56%
Investments	211,381	2,422	4.56%	159,486	2,144	5.33%
Interest bearing deposits	35,558	53	0.60%	353	4	4.50%
Federal Home Loan Bank stock	11,925	20	0.66%	8,966	136	6.02%
Fed funds sold and securities purchased under agreements to resell	13,020	36	1.10%	37,128	420	4.49%
Total interest earning assets	1,502,402	21,261	5.63%	1,320,094	23,947	7.20%
Non-interest earning assets	93,478			91,067
Total assets	$1,595,880			$1,411,161

Interest bearing liabilities:
NOW	$138,488	$331	0.95%	$146,528	$1,097	2.97%
Money market	112,047	521	1.85%	176,123	1,735	3.91%
Savings	60,831	233	1.52%	55,998	280	1.98%
Time	686,324	6,719	3.89%	500,680	6,204	4.92%
Total interest-bearing deposits	997,690	7,804	3.11%	879,329	9,316	4.20%
Short-term borrowings and FHLB advances	280,059	1,788	2.54%	207,227	2,282	4.37%
Long-term borrowings	63,000	912	5.76%	56,044	915	6.48%
Total interest bearing liabilities	1,340,749	10,504	3.12%	1,142,600	12,513	4.34%

Non-interest bearing deposits	130,049			151,122
Other liabilities	16,967			18,941
Shareholders’ equity	108,115			98,498
Total liabilities and shareholders’ equity	$1,595,880			$1,411,161

Net interest income and spread		$10,757	2.51%		$11,434	2.86%

Net interest margin			2.85%			3.44%

_______ * Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
YEAR TO DATE AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Year Ended December 31, 2008			Year Ended December 31, 2007
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,186,839	$77,877	6.56%	$1,088,751	$84,775	7.79%
Investments	183,649	8,629	4.70%	146,376	7,633	5.21%
Interest bearing deposits	12,131	104	0.85%	383	19	4.96%
Federal Home Loan Bank stock	10,012	350	3.50%	8,408	503	5.98%
Fed funds sold and securities purchased under agreements to resell	55,525	1,374	2.47%	42,187	2,144	5.08%
Total interest earning assets	1,448,156	88,334	6.10%	1,286,105	95,074	7.39%
Non-interest earning assets	93,387			87,996
Total assets	$1,541,543			$1,374,101

Interest bearing liabilities:
NOW	$172,520	$2,932	1.70%	$151,745	$4,967	3.27%
Money market	151,273	3,649	2.41%	186,996	7,753	4.15%
Savings	52,896	669	1.26%	55,360	968	1.75%
Time	591,723	25,346	4.28%	486,658	24,172	4.97%
Total interest-bearing deposits	968,412	32,596	3.37%	880,759	37,860	4.30%
Short-term borrowings and FHLB advances	242,210	7,450	3.08%	174,583	7,861	4.50%
Long-term borrowings	63,000	3,458	5.49%	39,860	3,000	7.53%
Total interest bearing liabilities	1,273,622	43,504	3.42%	1,095,202	48,721	4.45%

Non-interest bearing deposits	146,158			163,478
Other liabilities	19,196			19,338
Shareholders’ equity	102,567			96,083
Total liabilities and shareholders’ equity	$1,541,543			$1,374,101

Net interest income and spread		$44,830	2.68%		$46,353	2.94%

Net interest margin			3.10%			3.60%

_______ * Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in thousands)

Nonaccrual loans are as follows:

	As of December 31, 2008		As of September 30, 2008
Loan/Collateral Type	Number of Loans	Outstanding Balance	Number of Loans	Outstanding Balance
Residential	18	$4,014	21	$3,486
Commercial 1-4 family investment	9	7,943	3	1,153
Commercial and agricultural	2	64	1	236
Commercial real estate	18	13,133	11	6,822
Commercial land development	5	12,584	3	13,616
Government guaranteed loans	3	143	2	349
Indirect auto, auto and consumer loans	155	1,895	108	1,323
Total		$39,776		$26,985

Impaired loans are as follows:

	December 31, 2008	September 30, 2008
Loans with no allocated allowance for loan losses	$8,344	$7,889
Loans with allocated allowance for loan losses	53,765	27,416
Total	$62,109	$35,305

Amount of the allowance for loan losses allocated	$6,116	$3,820

Nonaccrual Loan Activity (Other Than Indirect Auto and Consumer)

Nonaccrual loans at September 30, 2008	$25,662
Loans returned to accrual	(3,249)
Net principal paid down on nonaccrual loans	(1,030)
Charge-offs	(6,506)
Loans foreclosed	(2,915)
Loans placed on nonaccrual	25,919
Nonaccrual loans December 31, 2008	$37,881

OREO Activity

OREO as of September 30, 2008	$4,648
Real estate acquired	2,915
Other increases	18
Write-down of value	(783)
Transfer to facilities used in operations	(2,391)
Property sold	(84)
OREO as of December 31, 2008	$4,323